Exhibit 99.1
ERT Reports First Quarter 2009 Results
PHILADELPHIA, April 30, 2009/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a leading provider of centralized ECG, eClinical technology, ePRO and other services to the biopharmaceutical, medical device, and related industries, announced today results for the first quarter of 2009. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago.
Highlights of the first quarter were:
•	Quarterly net revenue was $23.8 million for the first quarter of 2009 compared to $33.7 million a year ago.

•	Gross margin percentage was 50.4% in the first quarter of 2009 compared to 52.5% a year ago.

•	Operating income margin percentage was 14.0% in the first quarter of 2009 compared to 25.2% a year ago.

•	ERT’s tax rate was 40.1% in the first quarter of 2009 compared to 35.6% a year ago.

•	Net income was $2.1 million for the first quarter of 2009 compared to $5.7 million a year ago.

•	Diluted net income per share was $0.04 in the first quarter of 2009 compared to $0.11 a year ago.

•	New bookings were $31.2 million in the first quarter of 2009 compared to $50.1 million a year ago.

•	Total expenses were $20.4 million in the first quarter of 2009, compared to $25.2 million a year ago.

•	Cash flow from operations in the first quarter of 2009 was $9.1 million, compared to $7.6 million a year ago.

•	Cash, cash equivalents and investments totaled $65.6 million at March 31, 2009 compared to $66.4 million at December 31, 2008.

•	ERT purchased 1,965,452 shares of its common stock at an average price of $5.05 under its approved stock repurchase program in the first quarter of 2009 at a total cost of $10.0 million.

•	Backlog was $157.0 million as of March 31, 2009 compared to $151.4 million a year ago. The annualized cancellation rate was 22.4% in the first quarter of 2009 compared to 19.3% in the fourth quarter of 2008 and 15.6% in the first quarter of 2008.
“The results for this quarter were in line with our expectations, as given by our guidance in February,” commented Dr. Michael McKelvey, President and CEO of ERT. “The first quarter was marked by a significant decline in revenue, in large part due to a sharp reduction in Thorough QT revenue. This reflects the ability of companies to delay the running of Thorough QT trials until later in the drug development cycle, though current regulatory guidance ultimately requires that they be performed. Routine revenue (Phase I through Phase IV trials) was also impacted as a result of the larger percentage of our past business being booked in Phase III trials, which are longer-term trials and thus take longer to turn into revenue, as well as a slower rate of spending by our pharmaceutical and biotechnology clients. The latter reflects the current difficult economic environment and the uncertainty seen in pharmaceutical sponsors’ spending.

Despite the revenue decline, our gross margin percentage remained above 50%. We continue to be pleased with our strong operational performance and with the results of our discussions with key pharmaceutical and biotechnology companies on strategic outsourcing relationships.”
“We made good progress on our strategic priorities in the first quarter,” continued Dr. McKelvey. “We continue to be successful in winning new and expanded exclusive or near-exclusive long-term enterprise partnerships with large clients, which should positively impact our future levels of new booking activity. We are launching two significant efforts aimed at expanding industry penetration of centralized ECGs by focusing on how centralization of ECGs can reduce our clients’ costs. We began to see the results of our new marketing programs in increased market awareness. Despite the difficult economic and financial environment we feel that the fundamentals of our industry remain strong and that we are successfully positioning ourselves for additional growth in the future.”
2009 Guidance
The Company issued guidance for the second quarter of 2009 and for the full year 2009. For the quarter ending June 30, 2009, management anticipates net revenues of between $23.0 million and $26.0 million and diluted net income per share of between $0.03 and $0.06. ERT expects full year 2009 net revenues of between $100.0 million and $115.0 million with diluted net income per share of between $0.20 and $0.35.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on April 30, 2009. For the conference call, interested participants should dial 1-800-901-5241 when calling within the United States or 1-617-786-2963 when calling internationally. Please use pass code 33830510. There will be a playback available as well. To listen to the playback, please call 1-888-286-8010 when calling within the United States or 1-617-801-6888 when calling internationally. Please use pass code 52329119 for the replay.
This call is being webcast by Thomson Financial and can be accessed at ERT’s web site at www.ert.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=119164&eventID=2132871. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a provider of technology and services to the biopharmaceutical, medical device and related industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,”

“anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects and internal issues at the sponsoring client; integration of future acquisitions; competitive factors; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2008	2009

Net revenues:
Licenses	$625	$709
Services	25,273	16,817
Site support	7,775	6,260

Total net revenues	33,673	23,786

Costs of revenues:
Cost of licenses	200	205
Cost of services	10,514	7,954
Cost of site support	5,268	3,635

Total costs of revenues	15,982	11,794

Gross margin	17,691	11,992

Operating expenses:
Selling and marketing	3,323	3,426
General and administrative	4,873	4,077
Research and development	999	1,149

Total operating expenses	9,195	8,652

Operating income	8,496	3,340
Other income, net	427	116

Income before income taxes	8,923	3,456
Income tax provision	3,177	1,386

Net income	$5,746	$2,070

Basic net income per share	$0.11	$0.04

Diluted net income per share	$0.11	$0.04

Shares used to calculate basic net income per share	50,638	50,879

Shares used to calculate diluted net income per share	51,894	51,164

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2008	March 31, 2009
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$66,376	$65,518
Short-term investments	50	50
Accounts receivable, net	29,177	21,676
Prepaid income taxes	1,892	1,818
Prepaid expenses and other	2,885	3,285
Deferred income taxes	1,831	1,703

Total current assets	102,211	94,050

Property and equipment, net	29,639	27,105
Goodwill	34,603	34,653
Intangible assets	2,149	2,012
Other assets	520	447

Total assets	$169,122	$158,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,971	$5,153
Accrued expenses	8,140	4,690
Income taxes payable	2,492	805
Current portion of capital lease obligations	43	—
Deferred revenues	12,276	12,608

Total current liabilities	26,922	23,256

Deferred rent	2,183	2,296
Deferred income taxes	1,332	1,326
Other liabilities	1,257	1,117

Total liabilities	31,694	27,995

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 59,950,257 and 59,974,108 shares issued, respectively	600	600
Additional paid-in capital	93,828	94,826
Accumulated other comprehensive income	(2,716)	(2,948)
Retained earnings	110,479	112,549
Treasury stock, 8,686,868 and 10,652,320 shares at cost, respectively	(64,763)	(74,755)

Total stockholders’ equity	137,428	130,272

Total liabilities and stockholders’ equity	$169,122	$158,267

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2008	2009

Operating activities:
Net income	$5,746	$2,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,344	3,404
Cost of sales of equipment	414	7
Provision for uncollectible accounts	30	105
Share-based compensation	470	901
Deferred income taxes	(362)	111
Changes in operating assets and liabilities:
Accounts receivable	(222)	7,331
Prepaid expenses and other	(11)	(459)
Accounts payable	(984)	143
Accrued expenses	(1,413)	(3,436)
Income taxes	63	(1,601)
Deferred revenues	(344)	384
Deferred rent	(135)	107

Net cash provided by operating activities	7,596	9,067

Investing activities:
Purchases of property and equipment	(1,430)	(1,613)
Proceeds from sales of investments	455	—
Payments for acquisition	(3,673)	—

Net cash used in investing activities	(4,648)	(1,613)

Financing activities:
Repayment of capital lease obligations	(751)	(43)
Proceeds from exercise of stock options	189	59
Stock option income tax benefit	103	38
Repurchase of common stock for treasury	—	(8,190)

Net cash used in financing activities	(459)	(8,136)

Effect of exchange rate changes on cash	(3)	(176)

Net increase (decrease) in cash and cash equivalents	2,486	(858)
Cash and cash equivalents, beginning of period	38,082	66,376

Cash and cash equivalents, end of period	$40,568	$65,518